CORPORATE ACCESS NUMBER: 2017531910

**Government of Alberta ■**

BUSINESS CORPORATIONS ACT

# CERTIFICATE

# OF

# INCORPORATION

**BLUE TAP RESOURCES INC.**
WAS INCORPORATED IN ALBERTA ON 2013/06/05.

# Articles of Incorporation
# For
# BLUE TAP RESOURCES INC.

| | |
|---|---|
| **Share Structure:** | SEE ATTACHED. |
| **Share Transfers Restrictions:** | SEE ATTACHED. |
| **Number of Directors:** | |
| **Min Number of Directors:** | 1 |
| **Max Number of Directors:** | 15 |
| **Business Restricted To:** | NONE. |
| **Business Restricted From:** | NONE. |
| **Other Provisions:** | SEE ATTACHED. |

**Registration Authorized By:** VINCENT MURPHY
AGENT OF CORPORATION

## *ARTICLES OF INCORPORATION OF*

## *BLUE TAP RESOURCES INC.*

### *I AUTHORIZED CAPITAL*

*1.1 The Corporation is authorized to issue the following classes of shares:*
- *(a) an unlimited number of Class A voting shares;*
- *(b) an unlimited number of Class B voting shares;*
- *(c) an unlimited number of Class C non-voting shares;*
- *(d) an unlimited number of Class D non-voting shares, and*
- *(e) an unlimited number of Class E redeemable, retractable, preferred shares;*

*having the following rights, privileges, restrictions and conditions attached to each class, namely.*

### *II VOTING*

*2.1 The holders of the Class A voting shares and the Class B voting shares shall be entitled to receive notice of, to attend, and to vote at all meetings of the shareholders of the Corporation.*

*2.2 The holders of the Class C non-voting, the Class D non-voting, and the Class E shares shall not be entitled to receive notice of, to attend, or to vote at any meeting of the shareholders, unless specifically required to do so by the provisions of the Business Corporations Act of Alberta as amended from time to time.*

### *III DIVIDENDS*

*3.1 Subject to the provisions hereinafter contained, the Directors may declare a dividend on any one class of share to the exclusion of the remaining classes of shares.*

*3.2 If declared by the Directors, the holders of the Class E shares shall be entitled to receive a non-cumulative annual dividend per share not exceeding 10% of the redemption price established under Article VI of this Appendix of the Class E shares issued and outstanding as of the date of declaration of the dividend.*

*3.3 The Director shall not declare or pay a dividend on the Class A voting shares or the Class B voting shares if following payment of any such dividend, either the ability of the Corporation to pay any dividend declared unpaid on the Class E shares or the ability of the Corporation to redeem all of the issued and outstanding Class E shares at their aggregate redemption price would be impaired.*

## *IV RETURN OF CAPITAL*

*4.1 Upon liquidation, dissolution or winding up of the Corporation, and after payment of all of the creditors of the Corporation, the remaining funds of the Corporation shall be distributed as follows:*

- *(a) first, to the holders of the Class E shares, the redemption price per share;*
- *(b) second, to the holders of the Class D non-voting shares, the stated capital per share;*
- *(c) third, to the holders of the Class C non-voting shares, the stated capital per share;*
- *(d) fourth, to the holders of the Class B voting shares, the stated capital per share; and,*
- *(e) fifth, to the holders of the Class A voting shares, the stated capital per share.*

*The balance of the funds remaining, if any, shall be distributed amongst the holders of the Class A voting shares, the Class B voting shares, the Class C non-voting shares, and the Class D non-voting shares in the proportion to which the shares issued and outstanding of each of those classes bears to the total number of issued and outstanding shares of all of those classes.*

## *V ISSUANCE OF CLASS E SHARES*

*5.1 The Directors may authorize the issuance of the Class E shares from time to time providing that if a series of Class E shares is issued in exchange for:*

- *(a) property, other than a promissory note or promise to pay; or*
- *(b) issued shares of another body corporate, or pursuant to an amalgamation agreement;*

*the Corporation may add the whole or any part of the amount of consideration it received to the stated capital account of the Class E shares so issued.*

## *VI REDEMPTION PRICE*

*6.1 If Class E shares are issued pursuant to Article V of this Appendix, the Directors shall determine the amount to be allocated to the stated capital account for those shares which may be less than the fair market value of the property received by the Corporation in exchange therefore and shall at the time of issuance of the Class E share establish the redemption price of the Class E shares according to the following formula, namely: the aggregate redemption price for the Class E shares issued by the Corporation under paragraph 5.1 of this Appendix shall be equal to the difference between the fair market value of the property acquired by the Corporation in exchange therefore, less the aggregate value of non share consideration, if any, issued or given by the Corporation as partial consideration for the acquisition of the property.*

*6.2 The Directors, in conjunction with the accounting advisors of the Corporation and such other experts as they may deem necessary, shall determine the fair market value of the property being received by the Corporation in exchange for the Class E shares to be issued.*

*6.3 If, following the issuance of the Class E shares in exchange for property, a competent taxing authority issues or proposes to issue any assessment or reassessment that would impose a*

*liability for tax, on the basis that the fair market value is more or less than the price established under Section 6.2 above; and if the Directors agree with any such revaluation, or all appeal rights in connection with the revaluation of the fair market value of the property transferred to the Corporation, then all necessary adjustments, payments, and repayments as may be required, shall be made between the proper parties as soon as practically possible following the date upon which the final revaluation is determined.*

## *VII REDEMPTION AND RETRACTION*

*7.1 Subject to the provisions of the Business Corporations Act in force from time to time, the Corporation may redeem any number of the issued and outstanding Class E shares at any time at and for the redemption price upon 7 days' written notice to the holder or a shorter notice, if consented to by the holder. The holder may require the Corporation to redeem any number of the issued and outstanding Class E shares at the redemption price upon 30 days' written notice to the Corporation or a shorter written notice, if consented to by the Corporation.*

*7.2 Following receipt of written notice of redemption of any Class E shares by either the Corporation or the holder, the holder shall deliver the share certificates for the number of the Class E shares to be redeemed by the Corporation, duly endorsed by the holder thereof, in favour of the Corporation, and the Corporation shall:*

- *(a) forthwith pay to the holder, the redemption price per share of all of the issued shares being redeemed, or may issue a demand promissory note for the redemption price, or may make payment in any other manner satisfactory to the holder; and*
- *(b) if the redemption is for all of the issued Class E shares, the Corporation shall cancel the certificate for the issued Class E shares; and*
- *(c) if the redemption is for less than all of the issued Class E shares, the Corporation shall cancel the share certificate for the issued Class E shares and issue a new share certificate for the number of issued Class E shares less the number of issued Class E shares so redeemed.*

## *RESTRICTIONS ON SHARE TRANSFERS*

*No Share of the capital of the corporation shall be transferred without the sanction of a majority of the Directors of the Corporation.*

***ARTICLES OF INCORPORATION OF***

***BLUE TAP RESOURCES INC.***

***OTHER PROVISIONS***

***A. NUMBER OF SHAREHOLDERS***

*The number of shareholders of the Corporation, exclusive of:*

*(1) persons who are in its employment or that of an affiliate, within the meaning of the Securities Act (Alberta); and*

*(2) persons who, having been formerly in its employment or that of an affiliate, within the meaning of the (Alberta) Securities Act were, while in that employment, shareholders of the Corporation and have continued to be shareholders of that Corporation after termination of that employment*

*is limited to not more than fifty persons, two or more persons who are the joint registered owners of one or more shares being counted as one shareholder.*

***B. PUBLIC SUBSCRIPTION***

*Any invitation to the public to subscribe for securities of the Corporation is prohibited.*

***C. ADDITIONAL DIRECTORS***

*The Directors, may between Annual General Meetings, appoint one or more additional Directors of the Corporation to serve until the next Annual General Meeting, but the number of additional Directors shall not at any time exceed one-third of the number of Directors who held office at the expiration of the last Annual Meeting of the Corporation.*